As filed with the Securities and Exchange Commission on March 18, 2010

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

COSTCO WHOLESALE CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	33-0572969 (I.R.S. Employer Identification No.)

999 Lake Drive

Issaquah, Washington 98027

(Address of principal executive offices, including zip code)

Fifth Restated 2002 Stock Incentive Plan of Costco Wholesale Corporation

(Full title of the plan)

Richard J. Olin

Vice President and General Counsel

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

(425) 313-8100

(Names and addresses, including zip codes, and telephone numbers, including area codes, of agent for service)

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, an “accelerated filer”, a “non-accelerated filer”, or a “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.005 par value	10,285,714	$59.90	$616,114,268.60	$43,928.95

(1)	These shares were approved for grant under the Plan by the Company’s shareholders at the Annual Meeting of Shareholders on January 28, 2010 and are in addition to shares previously registered under the Plan.
(2)	Calculated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Act”) based on the price of the outstanding shares of common stock as of March 11, 2010 as determined in accordance with Rule 457(c) under the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Costco Wholesale Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended August 30, 2009;

(b)	Quarterly Reports on Form 10-Q for the quarters ended November 22, 2009; and February 14, 2010;

(c)	Current Reports on Form 8-K filed October 9, 2009, November 16, 2009, January 29, 2010, February 2, 2010, February 18, 2010, and March 10, 2010; and

(d)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, and any amendments or reports filed for the purpose of updating this description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not Applicable

Item 5.	Interests of Named Experts and Counsel.

None

Item 6.	Indemnification of Directors and Officers.

Section 23B.08.320 of the Washington Business Corporations Act (“WBCA”) permits a corporation to limit its directors’ liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except for (a) acts or omissions involving intentional misconduct or a knowing violation of law, (b) certain unlawful distributions or loans in violation of WBCA Section 23B.08.310, or (c) transactions whereby the director received an improper personal benefit. Article VI of the Registrant’s Amended and Restated Articles of Incorporation (dated November 7, 1995) contains provisions limiting the liability of Registrant’s directors to the Registrant or its shareholders to the fullest extent permitted by Washington law.

Sections 23B.08.500 through .600 of the WBCA authorize a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Article 10 of the Registrant’s Amended and Restated Bylaws requires the Registrant to indemnify its directors, officers, employees and other agents to the fullest extent permitted by Washington law.

Article 10 of the Registrant’s Amended and Restated Bylaws requires the Registrant to indemnify its directors as set forth in Article VII of the Amended and Restated Articles of Incorporation. Article 10 further provides that the Registrant may, by action of the Board of Directors, grant rights to indemnification and advancement of expenses to officers, employees and agents of the corporation with the same scope and effect as the provisions of Article VII of the Articles of Incorporation with respect to the indemnification and advancement of expenses of directors of the corporation or pursuant to rights provided by WBCA or otherwise.

In addition, the Registrant has entered into indemnification agreements with its directors and certain of its officers, the form of which is included as Annex A to Schedule 14A filed December 13, 1999, and is incorporated by reference into this Registration Statement. The indemnification agreements provide the Registrant’s directors and certain of its officers with indemnification to the maximum extent permitted by the WBCA. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to liability insurance policies maintained by the Registrant.

The above discussion of the WBCA and the Registrant’s Amended and Restated Bylaws and Amended and Restated Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to the WBCA, the Amended and Restated Bylaws and the Articles of Incorporation.

Item 7.	Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits.

Exhibit Number	Exhibit

4.1	Fifth Restated 2002 Stock Incentive Plan. Incorporated by reference from Appendix A to the Proxy Statement on Schedule 14A for Registrant’s Annual Meeting held on January 28, 2010.

5.1	Opinion of Davis Wright Tremaine LLP.

23.1	Consent of Davis Wright Tremaine LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24	Power of Attorney (included on the signature page of the Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Issaquah, State of Washington, on this 18th day of March, 2010.

Costco Wholesale Corporation

By:	/s/ Richard A. Galanti
Richard A. Galanti
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints and hereby authorizes each of Richard A. Galanti and Richard J. Olin, as such person’s true and lawful attorney-in-fact, with full power of substitution or resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, amendments to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated on March 18, 2010.

Jeffrey H. Brotman Chairman of the Board of Directors

/s/ James D. Sinegal James D. Sinegal Chief Executive Officer and Director

/s/ W. Craig Jelinek W. Craig Jelinek President, Chief Operating Officer and Director

/s/ Richard A. Galanti Richard A. Galanti Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Richard D. DiCerchio Richard D. DiCerchio Senior Executive Vice President, Chief Operating Officer and Director

/s/ Benjamin S. Carson, Sr., M.D. Benjamin S. Carson, Sr., M.D. Director

/s/ Susan L. Decker Susan L. Decker Director

/s/ Daniel J. Evans Daniel J. Evans Director

/s/ William H. Gates William H. Gates Director

/s/ Hamilton E. James Hamilton E. James Director

/s/ Richard M. Libenson Richard M. Libenson Director

/s/ John W. Meisenbach John W. Meisenbach Director

/s/ Charles T. Munger Charles T. Munger Director

Jeffrey S. Raikes Director

Jill S. Ruckelshaus Director

/s/ David S. Petterson David S. Petterson Senior Vice President and Corporate Controller (Principal Accounting Officer)

Exhibit Index

Exhibit Number	Exhibit

4.1	Fifth Restated 2002 Stock Incentive Plan. Incorporated by reference from Appendix A to the Proxy Statement on Schedule 14A for Registrant’s Annual Meeting held on January 28, 2010.

5.1	Opinion of Davis Wright Tremaine LLP.

23.1	Consent of Davis Wright Tremaine LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24	Power of Attorney (included on the signature page of the Registration Statement).